June 3, 1999

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C.  20549

Re:	Chronicle Communications, Inc.
	File Reference No. 333-63143

Dear SEC Representative:

We were previously the principal accountants for Chronicle Communications, Inc. and, under the date of December 17, 1997, except for the last paragraph of Note 3, as to which the date was February 20, 1998, we reported on the financial statements of the Company as of September 30, 1997 and for the year ended September 30, 1997 and the period April 5, 1996 (date of inception) through September 30, 1996. Our appointment as principal accountants was terminated on May 28, 1999. We have read the statements of Chronicle Communications, Inc. included under Item 4 of its Form 8-K dated June 1, 1999 and we agree with such statements, with the exception that we have no knowledge regarding the activities of the Registrant and their newly engaged accountants.

Very truly yours,


/s/Pender Newkirk & Company
Pender Newkirk & Company
Certified Public Accountants

PNC/lss